Corning Natural Gas Holding Corporation Upgrades to OTCQX® Marketplace

CORNING, NY (April 29, 2015) — Corning Natural Gas Holding Corporation (OTCQX: CNIG) (“Corning”), natural gas utility serving more than 15,000 customers in the Southern Tier and Central regions of New York state, today announced that Corning’s common stock has been approved to trade on OTCQX®, the best marketplace operated by OTC Markets Group for established global and growth companies. Corning’s common stock begins trading today, April 29, 2015, on OTCQX under the symbol “CNIG.” U.S. investors can find current financial disclosures and Real-Time Level 2 quotes for Corning at www.otcmarkets.com.

“We are pleased to join the prestigious OTCQX marketplace,” stated Michael I. German, Corning’s president and CEO. “The high standards of the OTCQX marketplace underscore our emphasis on financial transparency, robust communication with our shareholders, and our commitment to making our stock as accessible as possible to the investment community through increased visibility and enhanced support.”

The OTCQX Best Marketplace is for established global and growth companies. To qualify for OTCQX, companies must meet high financial standards, be current in their reporting and be sponsored by a professional third-party advisor. Designed for investor-focused companies, OTCQX ensures that investors and brokers have the quality of information necessary to intelligently analyze, value, and trade their securities.

Kohrman Jackson & Krantz PLL serves as Corning’s Designated Advisor for Disclosure (“DAD”) on OTCQX, responsible for providing professional guidance on OTCQX requirements and U.S. securities laws.

About Corning Natural Gas Holding Corporation

Corning Natural Gas Corporation, headquartered in Corning, New York, was incorporated in 1904. Corning Gas is a local distribution company (LDC) that provides natural gas service to more than 15,000 customers through more than 440 miles of gas distribution and transmission pipelines in the Southern Tier and Central regions of New York State. Corning Natural Gas Holding Corporation was incorporated in 2013 to hold all of the capital stock of Corning Natural Gas and other subsidiaries. Through its 50% owned subsidiaries, Leatherstocking Gas and Leatherstocking Pipeline, Corning Natural Gas Holding Corporation provides gas service in Susquehanna County, PA.

Forward-Looking Statements

The information contained in this news release, other than historical information, consists of forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. For a discussion of certain factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to Corning’s most recent filings with the SEC.